UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility

  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 FORM 5 / / Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b)

/      /  Form 3 Holdings Required
/      /  Form 4 Transactions Required

(Print or Type Responses)
1.  NAME AND ADDRESS OF REPORTING PERSON*
Cherry, Jr.                   Arthur                  L.
(LAST)                        (FIRST)                 (MIDDLE)

c/o Federated Investors, Inc.
Federated Investors Tower
(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)

2.  ISSUER NAME AND TICKER OR TRADING SYMBOL
      Federated Investors, Inc.                FII

3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


4.  STATEMENT FOR MONTH/YEAR

      1999

5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

6.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER

(CHECK ALL APPLICABLE)

___X_____ Director            ________ 10% Owner
___X_____ Officer (give title below)      ________ Other (specify below)
      PRESIDENT, FEDERATED SERVICES COMPANY

7.  INDIVIDUAL OR JOINT/GROUP REPORTING (CHECK APPLICABLE LIMIT)
___X____  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person



  TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    5)                     Owned at End of  Indirect (I)   Ownership
                                                                   Month            (Instr. 4)     (Instr. 4)
                                                                   (Instr. 3 and 4)
                           Code   V      Amount   (A) or   Price
                                                     (D)
Class B Common  02/17/1999 L             45       A        19.12
   Stock

Class B Common  02/17/1999 L             6        A        19.12                                   By Spouse
   Stock

Class B Common  2/17/1999  L             28       A        19.25                                   By Spouse
   Stock                                                                                           as
                                                                                                   Custodian

                                                                                                   for minor
                                                                                                   children

Class B Common  05/17/1999 L             59       A        16.37
   Stock

Class B Common  05/17/1999 L             8        A        16.37                                   By Spouse
   Stock

Class B Common  08/17/1999 L             49       A        19.68
   Stock

Class B Common  08/17/1999 L             6        A        19.68                                   By Spouse
   Stock

Class B Common  11/16/1999 L             49       A        19.37
   Stock


1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    5)                     Owned at End of  Indirect (I)   Ownership
                                                                   Month            (Instr. 4)     (Instr. 4)
                                                                   (Instr. 3 and 4)
Class B Common  11/16/1999 L             7        A        19.37                                   By Spouse
   Stock

                                                                   462,096          D

                                                                   49,287           I              By Spouse
                                                                                                   as

                                                                                                   custodian

                                                                                                   for minor
                                                                                                   children

                                                                   13,081           I              By Spouse





     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).


FORM 4 (continued)
           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                               BENEFICIALLY OWNED

         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.  Title of         2.  Conversion  3.              4.  Transaction     5.  Number of    6.  Date
Derivative Security  or Exercise     Transaction        Code             Derivative       Exercisable and
(Instr. 3)           Price of        Date               (Instr. 8)       Securities       Expiration Date
                     Derivative      (Month/Day/Year)                    Acquired (A) or  (Month/Day/Year)
                     Security                                            Disposed of (D)
                                                                         (Instr. 3, 4,
                                                                         and 5)
                                                     Code     V          (A)       (D)    Date
                                                                                          ExercisableExpiration
                                                                                                     Date

Stock Option
(Right to purchase)
Class B Common Stock

7.  Title and Amount of       8.  Price of     9.  Number of        10.  Ownership    11.  Nature of
Underlying Securities         Derivative       derivative           Form of           Indirect Beneficial
(Instr. 3 and 4)              Security         Securities           Derivative        Ownership
                              (Instr. 5)       Beneficially Owned   Security:         (Instr. 4)
                                               at End of Month      Direct (D) or
                                               (Instr. 4)           indirect (I)
                                                                    (Instr. 4)
Title            Amount or
                 Number of
                 Shares

Class B Common                                 382,200
Stock




Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ Arthur L. Cherry                              February 11, 2000
**Signature of Reporting Person                   Date